Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

I consent to the incorporation by reference of our report dated April 14, 2007, with respect to the financial statements of Famous Uncle Al’s Hot Dogs & Grille, Inc. included in the Annual Report (Form 10-KSB) for the year ended December 31, 2006.

/s/   Michael F. Cronin

Michael F. Cronin

Certified Public Accountant

Orlando, Florida

April 16, 2007